Exhibit 99.4

This agreement is made this January 26, 2010 between Lance Duncan and each and every entity that he controls through majority ownership (collectively, “Lance”) and Pacific International Group Holdings LLC (“Pacific”).

1. Whereas Lance has advised Pacific that Lance and Platinum Energy Resources Inc (“Platinum”) intend to settle with each other, and to release each other from, any and all claims (the “Claims”) which Lance and Platinum have or may have against each other, in return for Platinum delivering to Lance, or to Lance’s designee, approximately 537,000 common shares (the “A Shares”) of Platinum (the “Settlement”); and,

2. Whereas in addition to his receiving the A Shares, Lance wishes to be paid a certain cash fee (the “Fee”), in order for Lance to agree to the Settlement; and,

3. Whereas Lance currently owns and holds in his possession, free and clear of all encumbrances, approximately 178,000 common shares of Platinum (the “B Shares”); and,

4. Whereas Lance is prepared to agree to and accept the Settlement only if (i)  Pacific agrees to buy from Lance all of the A Shares and B Shares (collectively, the “Shares”) at the price (“Price”) of 50 cents per share and (ii) Lance is paid the Fee described in item #5 below; and,

5. Whereas the amount of the Fee will be equal to the amount by which $425,000 exceeds the total Price of all of the Shares; and,

6. Whereas Lance has already commenced and is in the process of legal proceedings (the “Law Suit”) against Platinum whereby Lance seeks to recover significant damages from Platinum; and,

7. Whereas all of Lance’s claims in the Law Suit include the Claims; and,

8. Whereas Pacific is the largest shareholder of Platinum and therefore Pacific desires that the Settlement be implemented so that the cloud of the Claims and Law Suit are removed from Platinum.

9. Now, therefore, in consideration of the mutual covenants and agreements of the parties herein and other good and valuable consideration, the receipt and sufficiency of which each of the parties hereto acknowledges, the parties hereto agree as follows:

10. Pacific does hereby acquire the Shares from Lance and Lance does hereby sell the Shares to Pacific at the Price.

11. Lance does hereby agree to transfer and deliver the B Shares to Pacific, free and clear of all encumbrances, immediately upon execution hereof by Lance.

12. Lance does hereby agree, simultaneously with the execution of the Settlement, to instruct Platinum to issue the A Shares directly to Pacific.

13. Lance shall upon its execution hereof provide Pacific with Lance’s wiring transfer and bank routing instructions for Pacific to wire the Price for the A Shares, the Price for the B Shares and the Fee, as the case may be, to Lance.

14. Upon receipt by Pacific of the B Shares, free and clear of all encumbrances, Pacific shall wire transfer to Lance, in accordance with the wiring instructions referred to in item #13 above, the Price for the B Shares.

15. Upon receipt by Pacific of the A Shares, free and clear of all encumbrances, Pacific shall wire transfer to Lance, in accordance with the wiring instructions referred to in item #13 above, the Price for the A Shares and the Fee.

16. The total sum of the Price for the Shares and the Fee shall be $425,000.

17. Any disputes, impasses, disagreements and conflicts (if any) amongst the parties hereto with respect to the matters herein shall be resolved and determined by arbitration according to the Commercial Arbitration Rules of the American Arbitration Association.

18. This agreement will be governed by the laws of the State of New York.

19. Notices to the parties may be delivered to the following addresses:

To Pacific at:

POB 11V,
3333 Henry Hudson Parkway
Riverdale, New York  10463
OR at
Syd@triplefive.com

To Lance at:

4216 102nd Street
Lubbock, TX  79423
OR at
oildeal@sbcglobal.net

The parties hereto do hereby confirm and record their respective agreement to, and acceptance of, the terms and contents of this agreement by signing a copy hereof on their respective designated area below:

PACIFIC

By:	/s/ Syd Ghermezian

LANCE

/s/ Lance Duncan